July 7, 2003

     RE: CASH OFFER TO PURCHASE UNITS OF LIMITED PARTNERSHIP INTERESTS

Dear Fellow Investor:

     WINDY CITY INVESTMENTS, LLC IS SEEKING TO BUY YOUR LIMITED PARTNERSHIP UNITS IN WESTIN HOTELS LIMITED PARTNERSHIP FOR $525 PER UNIT IN CASH, WITH INTEREST AS PROVIDED IN THE OFFER TO PURCHASE. OUR OFFER PRICE WILL BE REDUCED BY THE $50.00 TRANSFER FEE CHARGED BY THE PARTNERSHIP FOR EACH TRANSFER AS WELL AS ANY DISTRIBUTIONS MADE OR DECLARED ON OR AFTER JULY 7, 2003 (TO THE EXTENT WE DO NOT RECEIVE THOSE DISTRIBUTIONS WITH RESPECT TO ANY UNITS ACCEPTED FOR PAYMENT).

Important considerations in evaluating our offer:

 o OFFER PRICE IS 24% HIGHER THAN RECENT SALES. Our Offer Price of $525 per Unit is 24% higher than the recent secondary market prices as reported in the most recent edition of The Partnership Spectrum. The weighted average of secondary market prices for Units sold during the period from February 2003 - March 2003 was $422.50 per Unit (before netting out typical fees and commissions of 10%), according to the March/April 2003 issue of The Partnership Spectrum. When adjusted for typical fee and commission charges of 10%, the net weighted average trading price would be $380.25 per Unit.

 o OFFER PRICE ONLY 7% DISCOUNT TO GENERAL PARTNER'S ESTIMATED IMPLIED NET ASSET VALUE. As disclosed by the General Partner in the preliminary proxy statement filed May 15, 2003, "an analysis prepared by the General Partner [assumes] ... a sale of the Michigan Avenue today at an estimated price of $96.7 million." The Purchaser estimated an implied net asset value of the Partnership based on the General Partner's analysis and arrived at a per Unit value of $562, a figure that is only 7% greater than our Offer Price. The Purchaser's analysis of the value of the Partnership, as more fully described in the Offer to Purchase, produced an estimated current per Unit value of approximately $535, a figure that is only 2% greater than our Offer Price.

 o LIMITED OFFER. Our Offer is limited to a maximum of 15% of the outstanding Units and expires on August 4, 2003.

 o ADVERSE MARKET CONDITIONS. The General Partner does not expect a material improvement in the market for hotels such as the Chicago Michigan Avenue hotel until 2005 at the earliest. In the preliminary proxy statement filed May 15, 2003, the General Partner states: "While the General Partner cannot predict when and if market conditions will improve, it does not expect a material improvement in such conditions to occur until at least 2005." These adverse market conditions are affecting the General Partner's ability to market the Chicago Michigan Avenue hotel for sale.

 o PROPOSED REFINANCING PROJECTED TO COST THE PARTNERSHIP $3,918,000 IN FEES AND EXPENSES. As disclosed by the General Partner in the preliminary proxy statement filed May 15, 2003, the proposed refinancing will cost the Partnership $3,918,000 in fees and expenses, as well as an expected prepayment penalty of $2,600,000 on its existing $24,900,000 mortgage loan. This translates into a $48.00 per Unit charge for fees, penalties and expenses.

 o SIGNIFICANTLY INCREASED INDEBTEDNESS. As described in the General Partner's preliminary proxy statement filed May 15, 2003, the proposed refinancing will result in the Partnership carrying approximately twice the debt load it carried prior to refinancing. Consequently, more cash flow will be required to fund interest payments each month.

 o INABILITY TO PREPAY PROPOSED REFINANCING WITHOUT PENALTY. The General Partner's proposed refinancing will replace the existing mortgage loan with a mortgage that cannot be prepaid for 18 months and can only be prepaid with a penalty during the six-month period after such 18-month anniversary. In the preliminary proxy statement filed May 15, 2003, the General Partner states: "The possible Column financing may be prepaid from the 18 month anniversary of the closing date to the 24 month anniversary upon payment of a one percent prepayment penalty and may be prepaid without penalty after the 24 month anniversary of the closing date."

 o MORE THAN 46 PERCENT OF REFINANCING PROCEEDS WILL GO TO THE GENERAL PARTNER AND AFFILIATES. The preliminary proxy statement filed May 15, 2003 discloses that 46.7% of the estimated $38,539,000 of net proceeds from the proposed refinancing of the hotel will be used to pay the subordinated loan to an affiliate of the General Partner and all current and deferred incentive management fees owed to the manager of the Chicago Michigan Avenue hotel.

 o ELIMINATE UNCERTAINTY. Tendering Unitholders can eliminate the uncertainty relating to the proposed refinancing and/or possible sale of the Chicago Michigan Avenue hotel, as well as the uncertainty of hotel market conditions over the remaining life of the Partnership.

 o RECEIVE 3% INTEREST. Subject to the terms and conditions of the Offer, tendering Unitholders will receive interest on the purchase price at the rate of 3% per annum, from the Expiration Date until the Purchaser pays for Units that have been validly tendered and not withdrawn.

 o COMMISSION-FREE SALE. You pay no commission if you sell your Units to us. Typical secondary limited partnership sales generally incur fees and commissions of up to 10% of the sales prices, subject to a $150-$200 minimum per trade.

 o ELIMINATE YOUR K-1 TAX FILING. If you sell your Units now, 2003 will be the final year for which you receive a K-1 tax form from the Partnership. Many investors who have tax professionals prepare their taxes find the cost of filing K-1s to be burdensome, particularly if investors own units in more than one limited partnership.

 o ILLIQUID UNITS. Since the Units are not regularly traded in a formal market, they are difficult to sell. The Partnership has not announced any alternative source of liquidity for Unitholders.

 o SECONDARY MARKET SALES. You may attempt to sell your Units in secondary markets, although as noted above, the Offer Price is greater than prices recently quoted by secondary market matching services. We also believe that transactions through secondary market services are costly and time consuming, and that quoted prices often differ from the price a seller actually receives.

 o FUTURE DISTRIBUTIONS BY THE PARTNERSHIP. Tendering Unitholders will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. The Offer Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

 o WE SEEK TO MAKE A PROFIT ON THE PURCHASE OF UNITS. We are making the Offer for investment purposes and with the intention of making a profit from ownership of the Units. In establishing the Offer Price, we are motivated to establish the lowest price that might be acceptable to Unitholders consistent with our objectives, which may conflict with your interest in receiving the highest price for your Units.

 o CONDITIONS OF SALE. Our obligation to purchase Units is subject to our right to prorate among tendering Unitholders the number of Units we will purchase, as well as other conditions set forth in the Offer to Purchase.

We will purchase in our Offer a maximum of 15% of the outstanding Units. If Unitholders offer us more, we will prorate our purchase ratably to all sellers. You will be paid for Units validly tendered (and not withdrawn) promptly following (i) receipt of a valid, properly executed Agreement of Assignment and Transfer (see the enclosed document) and (ii) actual transfer of the Units to us, subject to Section 3 - "Acceptance for Payment and Payment for Units" and Section 4 - "Proration" of the Offer to Purchase and the other terms and conditions of the Offer. However, we reserve the right, in our sole discretion, to purchase tendered Units prior to the actual transfer of the Units to us. ALL SALES OF UNITS WILL BE IRREVOCABLE BY YOU, SUBJECT TO SECTION 5 - "WITHDRAWAL RIGHTS" OF THE OFFER TO PURCHASE. The Offer to Purchase, Exhibit (a)(1) to the Schedule TO, contains a full discussion of the terms and conditions of the Offer.

The General Partner does not disclose a net asset value for the Units. The General Partner is expected to announce a recommendation regarding our offer within 10 business days after the mail date of the offer or as soon as possible upon becoming aware of the offer. You may consult with the General Partner before deciding whether or not to tender your Units.

TO ACCEPT OUR OFFER:
1. Please complete the enclosed Agreement of Assignment and Transfer (if not otherwise indicated, please note the number of units you wish to sell in the signature area of the Agreement), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or a bank where you have an account)
2.   Return the completed Agreement to us in the enclosed pre-paid envelope

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 4, 2003, SUBJECT TO ANY EXTENSION. We encourage you to act promptly. We will ensure that our Offer is open at least ten business days following any reduction in the Offer Price resulting from a distribution made by the Partnership. By accepting the Offer, you will agree that we are entitled to all distributions made by the Partnership on or after July 7, 2003. Unless the General Partner pays the distribution directly to us or you remit the amount of the distribution to us, we will reduce the Offer Price you receive by the amount of the distribution. If the Offer is extended or a distribution occurs within the Offer period, we will issue a press release. Those who wish to obtain additional information on press releases, possible extensions or how distributions paid by the Partnership may affect the payment process (including the final payment amount) may call our customer service center at the number below. We reserve the right to extend, amend or terminate the Offer.

Please note that this letter is subject in its entirety to the terms and conditions of the Offer, as set forth in the Offer to Purchase. If you miss the Expiration Date and still wish to sell, please call us to learn if we are able to accept your Units. If you need help or have any questions about this offer, PLEASE CALL US TOLL-FREE AT (800) 896-8914.

Very truly yours,

Windy City Investments, LLC

                          FREQUENTLY ASKED QUESTIONS


Q.  WHY SHOULD I CONSIDER SELLING MY UNITS AT THIS TIME?
A. Have your original objectives for this investment been met? Are you pleased with the way this investment has performed to date? Many investors come to realize their original projections may never be met and, therefore, a purchase offer for an under-performing investment with an uncertain termination date may be an opportunity worthy of consideration. In addition, limited partnership tax reporting can often be burdensome and costly, especially if you have an accountant prepare your taxes. Many states require limited partners to file state returns, and potentially pay taxes, if the partnership owns properties there, regardless of the partnership's overall profitability. For a more detailed discussion of the various risks and other factors to consider in selling Units to us, please see the Offer to Purchase enclosed herewith.

    By selling your Units to us, your liquidity objectives can be met, subject to proration and the other conditions set forth in the Offer to Purchase. A secondary market matching service cannot assure a sale unless it locates an interested buyer. Most individual investors are not interested in holding limited partnership units in their investment portfolios, so we are providing you with a liquidity option that is generally not otherwise readily available.

Q.  WHAT ARE THE TAX CONSEQUENCES OF SELLING?
A. We cannot accurately predict the tax consequences of a sale for individual investors. Some federal income tax consequences of a sale in our Offer are discussed in Section 7 - "Certain Federal Income Tax Consequences" of the Offer to Purchase. It does not include any aspect of state, local, foreign or other tax laws. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO YOUR OWN SITUATION.

Q.  HOW DO I SUBSCRIBE AND WHEN WILL I BE PAID?
A. The purchase process involves a few simple steps. By following the instructions on the reverse side, you will receive expeditious service from our service professionals. We forward properly completed Agreements of Assignment and Transfer to the General Partner or transfer agent on a weekly basis.

    Sections 11.01 and 11.02 of the Partnership's Limited Partnership Agreement provide that assignments and transfers of Units are recognized on the Partnership's books only as of the last business day of a calendar quarter. Because the last business day of this calendar quarter is September 30, 2003, we expect that in all likelihood payment for accepted Units will be delayed until at least September 30, 2003. However, the Purchaser does reserve the right, in its sole discretion, to pay for accepted Units prior to such date. For a more detailed discussion, see Section 3 of the Offer to Purchase - "Acceptance for Payment and Payment for Units."

Q.  HOW DID YOU GET MY NAME?
A. As limited partners of the Partnership, affiliates of the Purchaser have the right to request from the Partnership a list of the limited partners of the Partnership. The Purchaser's affiliates requested and obtained such list.

                 TO PROCEED WITH THE SALE OF YOUR UNITS TO US
                   CAREFULLY FOLLOW THE INSTRUCTIONS BELOW

IF YOU ARE THE:

INDIVIDUAL OWNER OR JOINT OWNER OF RECORD
-----------------------------------------

1.   Complete the enclosed Agreement of Assignment and Transfer (the
     "Agreement")

     a. If necessary, please include changes to your address, the number of Units you wish to sell, phone number and social security number(s)

2.   Sign the Agreement in front of your banker or broker

     a.   If jointly owned, ALL owners must sign the Agreement

     b.   EVERY signature must be MEDALLION SIGNATURE GUARANTEED*

3. Return the Agreement to us in the enclosed pre-paid envelope, along with your ORIGINAL limited partnership certificate

     a. If no certificate is available, check the appropriate box on the Agreement

     b. If the INDIVIDUAL OWNER or BOTH JOINT OWNERS are deceased, please include a certified death certificate and certified Letters of Testamentary, or letters of appointment, showing you as the legal owner of the Units (we cannot accept a photocopy)

     c. If ONE OF THE JOINT OWNERS is deceased please provide a certified death certificate (we cannot accept a photocopy)

     OR, IF YOU ARE SELLING YOUR UNITS HELD IN AN IRA OR KEOGH ACCOUNT:
     The enclosed Agreement must be signed by both the beneficial owner and an authorized signor of your Custodian
     I.   Sign the Agreement and have your signature MEDALLION SIGNATURE
          GUARANTEED*
     II. Write your Custodian's name, address, telephone number and IRA/Keogh account number on the Agreement
     III. Forward the signed Agreement directly to your Custodian and instruct them to do the following:
          a. Sign the Agreement and place their MEDALLION SIGNATURE GUARANTEE* stamp next to their signature
          b. Forward the signed Agreement and documents directly to us once they have been completed

          Note: Our customer service professionals can work directly with your Custodian to get the necessary custodial signature and then forward your check to your IRA account. Please be sure to provide us with your Custodian's name and address, in addition to your IRA account number so that we can expedite the sale. This method of completing the documentation can add weeks to the processing time and would therefore significantly delay payment.

TRUST, PROFIT SHARING AND PENSION PLANS
---------------------------------------

1. All authorized signatories should sign the Agreement (All trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*)
2. Enclose first, last (title and signature pages) and other applicable pages of Trust or Plan Agreement showing signor(s) as authorized
3. If any of the original trustees are deceased, all successor trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*. Also include a certified copy of the death certificate and a copy of the entire trust.
     The plan or trust must be current and in full force and effect

CORPORATIONS
------------

1. All authorized signatories of the Corporation should sign the Agreement with every signature MEDALLION SIGNATURE GUARANTEED*
2. Include a Corporate Resolution (with raised Corporate Seal) showing that signor(s) is authorized

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   *  WHAT  IS A  MEDALLION  SIGNATURE  GUARANTEE?  A  Medallion  Signature
   Guarantee  is  a  stamp  provided  by  a  financial   institution   that
   authenticates your signature. It is NOT a notarized signature. Having your signature guaranteed protects you by preventing the unauthorized transfer of your units. Most banks and brokers provide Medallion Signature Guarantees. To get a Medallion Signature Guarantee, take your UNSIGNED Agreement and personal identification to your bank or broker, and request a Medallion Signature Guarantee.
---------------------------------------------------------------------------


     IF YOU PREFER TO USE AN OVERNIGHT SERVICE, PLEASE SEND THE COMPLETED
                                DOCUMENTS TO:
                         Windy City Investments, LLC
                     4220 Shawnee Mission Pkwy, Ste 310A
                              Fairway, KS 66205
                             Tel: (800) 896-8914

Upon receipt of your Agreement, our customer service professionals will determine if the documentation is complete. If it is not, you will receive a telephone call or a letter from us highlighting the information or documents that we need to process the Agreement. Please respond promptly, as your failure to do so can add weeks to the processing time.

IF YOU NEED ASSISTANCE OR HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL US
                         TOLL-FREE AT (800) 896-8914.